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                                                                    EXHIBIT 10.6

                          COLLINS & AIKMAN CORPORATION
                             250 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083

                                October 10, 2003

PERSONAL AND CONFIDENTIAL

Mr. Michael A. Mitchell
4968 Driftwood Drive
Comers Township, Michigan  48382

         RE:  AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Mike:

         This letter modifies and amends your Employment Agreement with Collins & Aikman Products Company (the "Company"), dated December 20, 2001 ("Employment Agreement"). If the modifications and amendments described in this letter are satisfactory to you, please indicate your acceptance by returning a signed copy of this letter to the attention of Greg Tinnell, Senior Vice President, Human Resources, at our Troy headquarters.

         The Employment Agreement recites an initial term that expires on December 19, 2004. By this letter agreement, you and the Company agree that the initial term of the Employment Agreement will be extended to the end of business on July 31, 2005.

         The Employment Agreement will expire at the end of business on July 31, 2005, and such expiration will not be a "Constructive Termination" for purposes of Section 6(e)(iv) of the Employment Agreement. Any employment with the Company after July 31, 2005, will be at-will, unless you and the Company subsequently enter into a new agreement regarding your employment after that date.

         Section 3(a) of the Employment Agreement is amended to increase your base salary to an annual rate of $450,000.

         You will be eligible for Retirement under the Supplemental Retirement Income Plan ("SRIP") on the earlier of (i) the date that you satisfy the eligibility requirements for Retirement under the Plan, or (ii) in the event of a No Cause or Constructive Termination under the Employment Agreement before the date that you would otherwise be eligible for Retirement under the SRIP, the date of such termination. The terms and conditions of the SRIP otherwise continue to apply, including, without limitation, any adjustments for early

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Mr. Michael A. Mitchell
November 6, 2003
Page 2

commencement before age 62. The accelerated vesting described in this paragraph would relate only to your eligibility for Retirement; it does not affect your service credit for purposes of calculating the amount of any benefit under
Article IV of the SRIP.

         Except as modified and amended by this letter, your Employment Agreement remains in effect in accordance with its terms.

                                        Very truly yours,

                                        COLLINS & AIKMAN CORPORATION

                                        /S/ David Stockman
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                                        David Stockman, President and
                                        Chief Executive Officer

Enclosure

/S/  Michael A. Mitchell
------------------------------------
Michael A. Mitchell

Date: October 13, 2003